Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President & Chief Financial Officer

(317) 249-4254

eric.loughmiller@adesa.com

KAR Holdings, Inc. Announces Sale and Leaseback Transaction

Carmel, IN, September 9, 2008 — KAR Holdings, Inc. announced today the completion of the sale and leaseback of land at seven used vehicle auctions located in the states of California, Florida, Texas and Washington. The company received net cash proceeds of approximately $73.1 million from the sale of the land. The transaction includes lease agreements with initial terms of 20 years each, plus multiple renewal options. The properties will continue to house ADESA’s used vehicle auctions. KAR Holdings, Inc. will utilize 50% of the net proceeds to repay debt in accordance with terms of its Senior Credit Agreement.

“The sale and leaseback of land at these seven used vehicle auctions allows KAR Holdings to monetize valuable real estate and use the proceeds to repay debt and fund growth initiatives,” said Eric Loughmiller, Executive Vice President and Chief Financial Officer for KAR Holdings, Inc.

Additionally, KAR Holdings, Inc. has entered into a purchase and sale agreement for the sale and leaseback of its ground leasehold interest in the land at one of its used vehicle auctions located in Georgia, the closing for which is expected to occur at the end of September, 2008.

About KAR Holdings, Inc.

KAR Holdings, Inc. is the holding company for ADESA, a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leader in total automotive loss control and specialty salvage services in the United States whose operations span North America with 149 sites and Automotive Finance Corporation, a leading capital funding source for the used vehicle industry with 96 sites across North America. For further information on KAR Holdings Inc., ADESA, Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at http://www.karholdingsinc.com.